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                                                                    Exhibit 5(b)


                               ADVISORY AGREEMENT



                       THE HANOVER INVESTMENT FUNDS, INC.
                                 230 Park Avenue
                            New York, New York 10169



                                                  September 1, 1995



Texas Commerce Bank, National Association
600 Travis
Houston, Texas  77002


Dear Sirs:

                  This will confirm the agreement between the undersigned (the "Company") and you (the "Adviser") as follows:

                  1. The Company is an open-end investment company which currently has ten investment portfolios -- The Hanover Short Term U.S. Government Fund, The Hanover U.S. Government Securities Fund, The Hanover Tax Free Income Fund, The Hanover New York Tax Free Income Fund, The Hanover Blue Chip Growth Fund, The Hanover Small Capitalization Growth Fund, American Value Fund, New Jersey Tax Free Income Fund, International Growth Fund and International Equity Fund. The Company proposes to engage in the business of investing and reinvesting the assets of The Hanover Short Term U.S. Government Fund (the "Fund") in the manner and in accordance with the investment objectives and limitations specified in the Company's Articles of Incorporation, as amended (the "Articles"), and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Fund, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to these documents shall be furnished to the Adviser promptly.
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                  2. The Company employs the Adviser to (a) make investment
strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund, and (d) provide continuous supervision of the Fund's investment portfolio.

                  3. (a) The Adviser shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement.

                      (b) Except as provided in subparagraph 3(a), the Company shall be responsible for all of the Fund's expenses and liabilities, including organizational expenses; taxes; interest; fees (including fees paid to its directors); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; charges of any shareholder servicing agents; certain insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholder meetings; any extraordinary expenses; brokerage fees and commissions, if any, in connection with the purchase of portfolio securities; and payments to the Fund's distributor for activities intended to result in the sale of Fund shares.

                  4. As manager of the Fund's assets, the Adviser shall make investments for the Fund's account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

                  5. The Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Adviser, provided that the best competitive execution price is obtained at the time of the trade execution.
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                  6. In consideration of the Adviser's undertaking to render the services described in this agreement, the Company agrees that the Adviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

                  7. In consideration of the services to be rendered by the Adviser under this agreement, the Company shall pay the Adviser a monthly fee on the first Business Day (as defined in the Prospectus) of each month at an annual rate of 0.35% of the average daily value (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) of the Fund's net assets during the preceding month. If the fee payable to the Adviser pursuant to this paragraph 7 begins to accrue before the end of any month or if this agreement terminates before the end of any month the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

                  8. If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reimburse the Fund for such excess. The Adviser's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph 8 shall be made once a year promptly after the end of the Company's fiscal year.

                  9. This agreement shall continue in effect until two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved
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at least annually (a) by the vote of a majority of each Fund's outstanding voting securities (as defined in the 1940 Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of each Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Company. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

                  10. Upon expiration or earlier termination of this agreement, the Company shall, if reference to "Hanover" is made in the corporate name of the Company or in the name of the Funds and if the Adviser requests in writing, as promptly as practicable change its corporate name and the name of the Funds so as to eliminate all reference to "Hanover", thereafter the Company and the Funds shall cease transacting business in any corporate name using the word "Hanover" or any other reference to the Adviser or "Hanover." The foregoing rights of the Adviser and obligations of the Company shall not deprive the Adviser, or any affiliate thereof which has "Hanover" in its name, of, but shall be in addition to, any other rights or remedies to which the Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Adviser to request a change of the Company's or the Funds' names or a cessation of the use of the name of "Hanover" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

                  11. Except to the extent necessary to perform the Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

                  12.  This Agreement shall be governed by the laws of
the State of New York.
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                  If the foregoing correctly sets forth the agreement between the Company and the Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                            Very truly yours,

                                            THE HANOVER INVESTMENT FUNDS, INC.

                                             By: /s/ Joan V. Fiore
                                                -------------------------------
                                                 Title: Secretary




ACCEPTED:

TEXAS COMMERCE BANK, NATIONAL ASSOCIATION


By: /s/ Thomas J. Press
   --------------------------------------
    Title: Senior Vice President